Exploration and Option to Enter Joint Venture Agreement North Sleeper Project

     This Exploration and Option to Enter Joint Venture Agreement (“Agreement”) is made by and between C3 Resources, Inc., a Delaware corporation (“C3”), and Montezuma Mines Inc., a Nevada corporation (“Montezuma”) on the
_________
day of
________
, 2009 (“Effective Date”).

Recitals

A. C3 leases the S310 unpatented mining claims which are located in Humboldt County, Nevada, and more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement.

B. C3 and Montezuma are parties to the letter of intent dated April 7, 2009. The parties desire to formalize the agreement represented by the letter of intent. The letter of intent is superseded and replaced by this Agreement.

     Now, therefore, in consideration of their covenants and promises in this Agreement, C3 and Montezuma agree:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

     1.1 “Agreement Year” means a one year period ending on an anniversary of the Effective Date.

     1.2 “Area of Interest” means only the lands within one (1) mile from the exterior boundaries of the unpatented mining claims which constitute the Property as of the Effective Date. This Section shall apply only to interests and rights which are in the Area of Interest and to any unpatented mining claims located by a party to the extent any portion of any such unpatented mining claims are within the Area of Interest. This Agreement shall not apply to any fee lands or interests in fee lands or to any unpatented mining claims acquired by the parties to the extent such fee lands or unpatented mining claims lie outside of the Area of Interest, nor shall this Agreement apply to the Sleeper Property itself to the south of the S310 claims.

     1.3 “Expenditures” means all costs incurred on or for the benefit of the Property for Exploration and Development Work pursuant to this Agreement, including but not limited to: (a) salaries, wages and costs of benefits, labor overhead expenses and travel and living expenses for Montezuma's employees employed directly on or for the benefit of the Property; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Property including all reclamation and remediation operations; (d) costs of sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Property; (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property; (f) costs and expenses of performance of annual assessment work and the filing and recording of proof of performance of annual assessment work, if required to be performed; (g) costs and expenses of payment of federal annual mining claim maintenance fees and the filing and recording of proof of payment of federal annual mining claim maintenance fees; (h) all taxes and assessments levied against the Property; (i) costs incurred in the examination of and curative actions taken concerning title to the Property; (j) costs incurred to acquire new Property in the area governed by this Agreement; (k) a reasonable portion of the salary of John Hogg which is proportionate to the amount of time he expends on Exploration and Development Work; and (l) a management fee equal to ten percent (10%) of Expenditures incurred up to $200,000 of expenditures and then a management fee equal to five percent (5%) thereafter; (m) all payments to C3 and CARACOL, other than pursuant to this paragraph (k).

     1.4 “Exploration and Development Work” means all activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of minerals on the Property.

     1.5 “C3” means C³ Resources, Inc., a Delaware corporation, and its successors and assigns.

     1.6 “Montezuma” means Montezuma Mines Inc., a Nevada corporation, and its successors and assigns.

     1.7 “Property” means the unpatented mining claims (including all appurtenances) described in Exhibit A, or on any exhibit or schedule which is part of Exhibit A, and all other easements, licenses, mineral interests, rights-of-way, surface use rights and interests in real property which are acquired and held subject to this Agreement, including any of the same acquired in the Area of Interest in accordance with Section 1.2.

2. C3’s Representations and Warranties. C3 makes the following covenants, representations and warranties all of which shall survive termination of this Agreement and Montezuma’s exercise of its option to enter Operating Agreement in accordance with Section 8:

     2.1 C3 represents that it is in possession of the Property, and C3 has delivered to Montezuma all information concerning title to the Property in C3’s possession or control.

     2.2 With respect to the unpatented mining claims included in the Property, except as provided in Exhibit A and subject to the paramount title of the United States, C3 represents as follows: (a) the unpatented mining claims were, to the best of its knowledge, properly laid out and monumented; (b) location notices and certificates were, to the best of its knowledge, properly recorded and filed with appropriate governmental agencies; (c) if required to have been performed under applicable law, the work believed in good faith by C3 to comply with the annual assessment work requirements under applicable federal laws and regulations has been performed; (d) all affidavits of annual assessment work, notices of intent and other filings required to maintain the claims in good standing have been, to the best of its knowledge, properly and timely recorded or filed with appropriate governmental agencies; (e) the claims are free and clear of defects, liens and encumbrances arising from the actions of C3 and, to the best of its knowledge, free and clear of defects, liens and encumbrances arising from the actions of third parties; (f) the Federal annual mining claim maintenance and rental fees necessary to assure the uninterrupted and continued validity of unpatented mining claims until September 1, 2009, have been paid timely to the Bureau of Land Management; (g) all assessment work, notices of intent, fees and filings required by the laws of the State of Nevada have been, to the best of its knowledge, timely and properly paid or made to hold the unpatented mining claims through September 1, 2009; and (h) C3 has no knowledge of conflicting mining claims. Nothing in this Section 2.2, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals.

     2.3 Except as described in Exhibit A, C3 represents that with respect to the Property there are no pending or, to its knowledge, threatened actions, administrative investigations, suits, claims or proceedings.

     2.4 C3 has made available for inspection by Montezuma all geologic, engineering and other data in its possession pertaining to the Property. C3 makes no representation concerning the accuracy of any such information or with respect to the nature, quality, extent or any other characteristic of the mineral resources, if any, located on the Property.

     2.5 C3 represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

     2.6 C3 represents and warrants that it: (a) has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize C3 to enter into and perform this Agreement have been properly taken; (b) will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) has properly executed this Agreement and that this Agreement is C3’s valid and binding legal obligation enforceable in accordance with its terms.

     2.7 C3 represents and warrants that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

3. Montezuma’s Representations and Warranties. Montezuma makes the following covenants, representations and warranties all of which shall survive termination of this Agreement and Montezuma’s exercise of its option to enter Operating Agreement in accordance with Section 8:

     3.1 Montezuma represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

     3.2 Montezuma represents and warrants that it: (a) has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize Montezuma to enter into and perform this Agreement have been properly taken; (b) will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) has properly executed this Agreement and that this Agreement is Montezuma’s valid and binding legal obligation enforceable in accordance with its terms.

     3.3 Montezuma represents and warrants that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

4. Grant of Exploration Right and Possession. C3 gives and grants to Montezuma during the term of this Agreement the right to prospect and explore for minerals on the Property, subject to the terms of this Agreement. The foregoing grant from C3 to Montezuma shall be exclusive to the extent C3 has the contractual or legal authority to grant such an exclusive right. To the extent that C3 has surface, access and water rights relating to the Property and to the extent permitted by law, C3 grants such rights to Montezuma. Subject to the terms of this Agreement, during the term of this Agreement Montezuma shall have the exclusive right to enter at any and all times upon the Property to undertake any and all types of mineral exploration and development work.

5. Term and Initial Payment. The term of this Agreement shall begin on the Effective Date and shall continue to and until the sixth anniversary of the Effective Date, unless sooner accelerated, terminated or extended as provided in this Agreement. Montezuma shall pay C3 $15,000 upon signing.

6.	Montezuma’s Exploration and Development Work. Subject to Montezuma’s rights to (a) accelerate performance of its obligations under this Section; (b) terminate this Agreement as provided in Section 14; and (c) extend the time for performance of its obligations as provided in Section 16, Montezuma agrees to incur Expenditures for Exploration and Development Work in accordance with the following schedule:

Agreement Year	Annual Amount	Cumulative Amount

First Agreement Year	$50,000	$ 50,000
Second Agreement Year	$300,000	$350,000
Third Agreement Year	$400,000	$750,000
Fourth Agreement Year	$600,000	$1,350,000
Fifth Agreement Year	$650,000	$2,000,000
Sixth Agreement Year	$1,000,000	$3,000,000

     Montezuma’s obligation for Expenditures for Exploration and Development Work on or before the first anniversary of the Effective Date is a firm commitment and unconditional and includes Montezuma’s obligation to pay the Federal annual mining claim maintenance fees for the unpatented mining claims which comprise the Property for the annual assessment year from September 1, 2009, to September 1, 2010.

     Expenditures incurred by Montezuma during any annual period in excess of the prescribed Expenditures for the annual period shall be credited in Montezuma’s favor against subsequent Expenditure obligations. If during the first year of this Agreement Montezuma does not incur Expenditures in the amount of Fifty Thousand Dollars ($50,000), Montezuma, shall pay to C3 an amount equal to the difference between Fifty Thousand Dollars ($50,000) and the Expenditures actually incurred by Montezuma during the first year of this Agreement. If a shortfall of exploration expenditures occurs in any contract year, Montezuma shall pay the amount of the shortfall to C3 to continue the contract into the next year. Montezuma shall provide to C3 not less frequently than annually a description of the Expenditures made by Montezuma, and C3 shall have the right, during business hours and on reasonable advance notice to Montezuma, to audit at its own expense and inspect Montezuma’s records relating to such Expenditures.

     If Montezuma elects to continue this Agreement in effect, then not less than thirty (30) days before each anniversary date of the Effective Date, Montezuma shall deliver to C3 a work plan and budget describing Montezuma’s proposed Exploration and Development Work Expenditures for the next Agreement Year. Subject to C3’s right to advise Montezuma and to comment on Montezuma’s plans for operations on the Property, Montezuma shall have sole discretion to determine the extent of its work on the Property and the time or times for beginning, continuing or resuming operations. All activities carried out by Montezuma under this Agreement shall conform in all respects to the laws and regulations of the United States and the State of Nevada.

     Montezuma shall honor any other commitments in C3’s lease of the S310 claims with CARACOL during the period of this lease.

7. Conduct of Work. The party responsible for conduct of Exploration and Development Work under this Agreement, shall conduct such Exploration and Development Work in accordance with all applicable federal, state and local laws, regulations and ordinances, including such laws, regulations and ordinances intended to protect or preserve the environment and to provide for reclamation of surface disturbances resulting from the parties’ operations under this Agreement.

8.	Montezuma’s Option to Enter Mining Joint Venture.

8.1 Initial Option. In consideration of Montezuma’s performance of its initial

Exploration and Development Work Expenditure obligations under Section 6, C3 grants to Montezuma, and Montezuma shall have, the option and right, exercisable in Montezuma’s sole and exclusive discretion, to earn and vest an undivided fifty-five percent (55%) interest in the Property and to form a joint venture (the “Joint Venture”) for the management and ownership of the Property. When Montezuma has completed its initial Exploration and Development Work obligation under Section 6, Montezuma shall be deemed to have exercised its right to enter into the Joint Venture with C3 on the Property, unless Montezuma informs C3 that Montezuma has elected to not exercise its option and right to enter into the Joint Venture. Montezuma shall deliver notice to C3 of Montezuma’s completion of its initial Exploration and Development Work Expenditure obligations within sixty (60) days after such completion. At any time during the term of this Agreement, Montezuma shall have the right to accelerate performance of its Exploration and Development Work obligations.

     8.1.1 C3’s initial participating interest in the Joint Venture shall be forty-five percent (45%) and Montezuma’s initial participating interest in the Joint Venture shall be fifty-five percent (55%).

     8.1.2 Montezuma’s initial contribution to the Joint Venture shall be valued at Three Million Dollars ($3,000,000). C3’s initial contribution to the Joint Venture shall be valued at Two Million Four Hundred Fifty-Four Thousand Five Hundred Forty-Five Dollars ($2,454,545).

     8.2 Montezuma’s Option to Acquire Additional Participating Interest. At any time within ninety (90) days following Montezuma’s performance of its Exploration and Development Work Expenditure obligations under Section 6, Montezuma shall have the option and right to elect to increase its participating interest in the Joint Venture by an additional ten percent (10%) to a total of sixty-five percent (65%) by agreeing to prepare and bear the costs of preparation of a feasibility report for the Property (the “Additional Contribution”). If Montezuma does not timely deliver notice of its exercise of the foregoing option, Montezuma’s option shall terminate. The feasibility report must be based on sound geological and engineering principles and mine operating criteria generally acceptable under United States mining industry practices and standards for projects in similar operating environments and in a form acceptable to commercial lending institutions for the purpose of financing mine construction.

     During its performance of the Additional Contribution, Montezuma shall incur not less than Five Hundred Thousand Dollars ($500,000) in Exploration and Development Work Expenditures during each Agreement Year and Montezuma shall bear all costs of maintaining the Property.

     If after Montezuma’s performance of its initial Exploration and Development Work Expenditure under Section 6 and before Montezuma exercises the option and right described in this Section C3 contributes to Exploration and Development Work Expenditures, Montezuma

shall within five (5) business days following its election to exercise the option and right, reimburse C3 for its contributions.

     If Montezuma elects to increase its interest in the Joint Venture to sixty-five percent (65%) and performs its Additional Contribution, for purposes of calculating dilution, Montezuma’s initial contribution shall be the sum of Three Million Dollars ($3,000,000) plus the cost of preparation of the feasibility report. In such case, C3 s initial contribution shall be deemed to be the amount equal to Montezuma’s initial contribution, as determined in accordance with the forgoing sentence, multiplied by 35/65. If Montezuma does not complete the Additional Contribution on or before four (4) years after Montezuma’s delivery of notice of its election to increase its participating interest Montezuma’s right to increase its participating interest shall terminate, its participating interest shall remain fifty-five percent (55%) and its initial contribution to the Joint Venture shall be valued at Three Million Dollars ($3,000,000) and C3’s initial contribution to the Joint Venture shall be valued at Two Million Four Hundred Fifty-Four Thousand Five Hundred Forty-Five Dollars ($2,454,545).

     8.3 C3’s Option to Acquire Additional Participating Interest. If Montezuma does not elect, or elects and fails, to increase its participating interest, in accordance with Section 8.2, C3 shall have the option and right to elect within 90 days therefrom to increase its participating interest by ten percent (10%) to a total of fifty-five percent (55%) by agreeing to prepare and bear the cost of a feasibility report for the Property under the terms applicable to Montezuma’s option to increase its participating interest in accordance with Section 8.2. If C3 does not timely deliver notice of its exercise of its option, C3’s option shall terminate.

     If C3 elects to earn an additional ten percent (10%) participating interest, C3 must complete the feasibility report within four (4) years following the date of delivery of its election to increase its participating interest. If C3 completes the report its initial contribution, for purposes of calculating dilution, shall be the sum of Two Million Four Hundred Fifty-Four Thousand Five Hundred Forty-Five Dollars ($2,454,545) plus the cost of preparation of the feasibility report. In such case, Montezuma’s initial contribution shall be deemed to be the amount equal to C3’s initial contribution, as determined in accordance with the forgoing sentence, multiplied by 45/55.

     If C3 does not complete the feasibility report within four (4) years after its delivery of notice of its election to increase its participating interest, C3’s right to increase its participating interest shall terminate and the parties’ participating interests shall remain Montezuma fifty-five percent (55%) and C3 forty-five percent (45%). In such event, Montezuma’s initial contribution shall be valued at Three Million Dollars ($3,000,000) and C3’s initial contribution shall be valued at Two Million Four Hundred Fifty-Four Thousand Five Hundred Forty-Five Dollars ($2,454,545).

     8.4 Montezuma’s Option to Acquire Additional Participating Interest Under Operating Agreement. If Montezuma does not elect to increase its participating interest by an additional ten percent (10%) as provided in Section 8.2, and if C3 does not elect to increase its participating interest by an additional ten percent (10%) as provided in Section 8.3, the parties shall form the Joint Venture and shall execute and deliver the agreement for the formation and operation of the Joint Venture (the “Operating Agreement”).

     During the first three (3) years following the effective date of the Operating Agreement, Montezuma shall have the option and right to elect to increase its participating interest by an additional ten percent (10%) to a total of sixty-five percent (65%) by agreeing to prepare and bear the cost of preparation of a feasibility report for the Property. If Montezuma exercises its option, it must complete the feasibility report within two (2) years from the date of delivery of notice of its election. If during the two (2) year period Montezuma proposes an annual work plan and budget of less than Five Hundred Thousand Dollars ($500,000) for Exploration and Development Work Expenditures, C3 may notify Montezuma that it proposes a budget greater than Five Hundred Thousand Dollars ($500,000) for the work plan and budget year. If C3 delivers such notice and Montezuma does not within thirty (30) days following receipt of such notice agree to increase the annual budget to equal or exceed the budget proposed by it, C3 may elect to become the operator at which time it shall have the right to elect during the next three (3) years of the term of the Operating Agreement to acquire an additional ten percent (10%) participating interest by agreeing to prepare and bear the costs of preparation of a feasibility report for the Property. In such case, C3 must complete the feasibility report within two (2) years from the date on which it delivers notice of its election. The terms of the Section 8.2 in respect of Montezuma’s acquisition of an additional participating interest and Section 8.3 in respect of C3’s acquisition of an additional participating interest shall apply concerning preparation of the feasibility report. The parties’ participating interests and initial contributions shall be adjusted to reflect their contributions made during the periods governed by this Section.

     8.5 Acquisition of Additional Participating Interest by Providing Development Funding. If after completion of the feasibility report the Joint Venture decides to develop a mine on the Property, the party then designated as the manager and operator of the Joint Venture (the “Operator”) may elect to advance to the Joint Venture or otherwise provide financing for the cost of development of the mine, including the non-operator’s proportionate share of such costs, which shall include all costs necessary to develop the mine and related processing facilities including adequate working capital during the startup of mining operations (the “Development Funding”). The Operator shall notify the non-operator of the Operator’s election within sixty (60) days after the Joint Venture approves the mine development plan. If the Operator does not timely notify the non-operator of its election, the Operator shall be deemed to have elected to not provide Development Funding and its option to acquire an additional participating interest in accordance with this Section shall terminate. If the Operator timely notifies the non-operator that it elects to provide Development Funding, the Operator’s participating interest shall be increased by five percent (5%) on completion of the Operator’s provision of the Development Funding. If the Operator increases its participating interest in the Joint Venture in accordance with this Section, for purposes of calculating dilution, the Operator’s contribution to the Joint Venture shall be the sum of its initial contribution, its Additional Contribution under Section 8.2 or Section 8.3 or Section 8.4, as and if applicable, and its other actual contributions to the Joint Venture. In such event, the non-operator’s contribution shall be adjusted accordingly to reflect its proportionate share of the parties’ contributions.

     8.6 Dilution for Non-Participation. The Operating Agreement shall provide that a party’s participating interest shall be subject to proportionate dilution if such party elects not to contribute fully to a work plan and budget approved by the Joint Venture such that at any time a party’s interest shall be equal to that percentage determined by dividing its actual and deemed contributions to the Joint Venture by the actual and deemed contributions of both parties to the Joint Venture. If at any time a party's participating interest is diluted to a level below ten percent (10%), such diluted party shall be deemed to have withdrawn from the Joint Venture and the diluted party's participating interest shall be deemed to have accrued automatically to the non-diluted party in the manner prescribed in the Operating Agreement. The diluting party shall be entitled to and the Joint Venture shall grant to the diluting party a mineral production royalty equal to two percent (2.0%) of the net smelter returns from the production of minerals from the Property, of which one percent (1%) may be bought down for US$1,000,000 at any time prior to the commencement of commercial production, provided, however, that if there are more than two (2) members of the Joint Venture and two (2) or more of the members are diluted parties, the aggregate mineral production royalty shall never exceed three percent (3.0%) of the net smelter returns which shall be allocated in equal shares to the diluted parties.

     8.7 Initial Operator. Montezuma shall be the initial Operator of the Joint Venture and shall have control of the activities and operations of the Joint Venture.

     8.8 Establishment of Management Committee. A Management Committee shall be established and each party shall have one (1) representative on the Management Committee. The Management Committee shall meet periodically, and not less than two (2) times annually. Each party shall entitled to vote on matters before the Management Committee in the proportion of its participating interest. Matters submitted to the Management Committee shall be determined by a vote of the majority of the participating interests.

     8.9 Assignment of Participating Interest in Joint Venture. Each party to the Joint Venture agreement shall have the right to assign its interest in the Joint Venture only in accordance with the terms of the Operating Agreement.

     8.10 Operating Agreement. On the occurrence of any condition which obligates the parties to execute and deliver the Operating Agreement, C3 and Montezuma will execute and deliver to each other a definitive Operating Agreement based on the Rocky Mountain Mineral Law Foundation Exploration, Development and Mining LLC Model Form 5A LLC in the form of the South Sleeper Operating Agreement marked as Exhibit B attached to this Agreement, which shall incorporate the terms and conditions of this Section.

9. Title. On Montezuma’s request, C3 will make available to Montezuma such abstracts of title and other title records pertaining to the Property which C3 may have. Montezuma may investigate and cure as it elects any defects in the title to the patented lands and the unpatented mining claims or the location, recordation or filing of the unpatented mining claims which comprise the Property, and C3 agrees to cooperate fully with the curing of the deficiencies at Montezuma’s expense. Montezuma’s title curative expenses shall be Expenditures.

     C3 additionally agrees that Montezuma, at its discretion, may relocate or amend mining claims part of the Property and refile or re-record any documents or instruments for any mining claim part of the Property. If required for the relocation of any mining claim part of the Property, C3 agrees to execute notices of abandonment of such mining claims as Montezuma reasonably requests. This Agreement and the Operating Agreement shall apply to and include any and all amendments or relocations of the unpatented mining claims part of the Property.

     The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws, as amended, repealed or superseded, shall be part of the Property and shall be subject to this Agreement. If pursuant to any amendment of the mining laws, C3 is granted the right to convert its interest in the unpatented mining claims which comprise the Property to a lease, license, permit or other right or interest, all such rights or interests shall be deemed to be part of the Property subject to this Agreement. In such case, the parties shall execute and deliver an addendum to this Agreement, in recordable form, which provides that all such converted rights or interests are part of the Property and are subject to this Agreement.

     If the United States or any third party attacks the validity of the mining claims which are part of the Property, Montezuma shall have no obligation to defend their validity unless the attack is based on Montezuma’s failure to maintain the validity of such mining claims. If Montezuma elects not to defend the validity of any of the unpatented mining claims which are part of the Property, it shall notify C3 and C3, at its election, may defend any such attack on the mining claims. If C3 successfully defends against such an attack on the validity of the mining claims, C3’s expenditures shall be considered Exploration and Development Work Expenditures and Montezuma shall be obligated to reimburse C3 for the amount of the same. Montezuma shall not be required to defend any attack based upon any

10. Maintenance of Property. Montezuma will provide C3 evidence of: (a) its payment of taxes or mining claim maintenance fees as required by this Section; (b) its payment of taxes as required by Section 12. Montezuma shall perform the assessment work or pay Federal annual maintenance or rental fees required to be paid for the unpatented mining claims part of the Property for the assessment year ending September 1, 2010, and for every succeeding assessment year during which Montezuma continues this Agreement not less than ninety (90) days before the applicable statutory or regulatory deadline for maintenance of the unpatented mining claims for the succeeding assessment year or that provided in the CARACOL Lease. Montezuma shall perform and shall provide to C3 proof of performance of the foregoing maintenance obligations not less than fifteen (15) days before the statutory or regulatory deadline and shall perform and shall provide to C3 proof of recording of notice of intent to hold the unpatented mining claims which comprise the Property not less than thirty (30) days before the statutory or regulatory deadline under Nevada law.

     Montezuma shall be relieved from performance of annual assessment work or other work or payment obligations under this Section for any period in which the assessment or other work or payment requirement is suspended, and Montezuma shall have the benefit of subsequent laws enacted which relate to assessment work, including any laws which extend the time within which to perform assessment or other work to make payments. For each year in which Montezuma performs assessment or other work or makes payments, it shall record and file, as required by law, an affidavit of such assessment work or payment or other required recordings or filings.

     Upon Montezuma’s failure to provide timely proof of performance of its obligations under this Section, C3 may make any such payment on behalf of Montezuma and for the account of Montezuma, although C3 shall be under no obligation to do so. Montezuma will reimburse C3 for the cost of any such payment within ten (10) days after Montezuma’s receipt of notice from C3 that C3 has made such payment.

     The foregoing responsibilities shall be performed by the party which assumes the obligations of manager under this Agreement or as Operator under the Operating Agreement.

11. Communications with C3 and Inspection. C3 and its agents, employees and representatives at any reasonable time and on advance notice to Montezuma may enter the Property for inspection, but any such entry shall be at C3 's own risk and C3 shall defend, indemnify and hold Montezuma harmless against and from any damage, loss or liability by reason of injury to C3 or its agents, representatives or employees while on the Property, except damage, loss or injury arising from the negligence or willful misconduct of Montezuma or its employees or agents. Montezuma and C3 shall meet at regular intervals as requested by C3 (not less frequently than annually) in order for Montezuma to report to C3 on the status and progress of the Exploration and Development Work and Montezuma's plans for future operations on the Property. Montezuma shall quarterly provide C3 with a summary report of Montezuma’s exploration plans and progress reports concerning Exploration and Development Work, and reports developed by Montezuma or its agents and consultants concerning the Property, provided, however, that Montezuma shall have no obligation to deliver to C3 Montezuma’s confidential or proprietary business, financial or investment plans or reports not directly relating to the Exploration and Development Work. Montezuma shall promptly communicate to C3 any extraordinary results obtained from operations upon receipt and verification of the results and shall prepare and deliver to C3 reports on operations that have been conducted, but that have not previously been reported upon promptly after being requested to do so by C3.

12. Payment of Taxes. Montezuma shall pay all taxes assessed against any personal property which it may place on the Property. Montezuma may take such action as it deems proper to obtain a reduction or refund of taxes paid or payable by it. Except as otherwise provided in this Agreement, C3 shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

13. Insurance, Indemnification and Prevention of Liens. During the term of this Agreement, Montezuma shall obtain and maintain an all-risk casualty and liability insurance policy with coverage of not less than One Million Dollars ($1,000,000). Montezuma shall keep the Property free of all liens and encumbrances arising from its operations and will defend, indemnify and save harmless C3 against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations during the term of this Agreement, except as provided in Section 11 above. Montezuma’s obligations to obtain and maintain insurance under this Section shall be assumed by the Joint Venture. Montezuma’s indemnification obligations under this Section shall survive termination of this Agreement and Montezuma’s exercise of its option to enter the Operating Agreement. Montezuma may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement if contested by Montezuma, unless the lien is finally adjudicated to be valid and not discharged by Montezuma.

     C3 will defend, indemnify and save harmless Montezuma against and from all damage, loss or liability by reason of injury to person or damage to property as a result of C3’s activities on or ownership and possession of the Property before the Effective Date. C3’s obligations under this Section shall survive termination of this Agreement. Montezuma will defend, indemnify and save harmless C3 against and from all damage, loss, liability by reason of injury to person or damage to property as a result of Montezuma’s activities on or ownership and possession of the Property after the Effective Date and until the formation of the Joint Venture or termination of this Agreement. Montezuma’s obligations under this Section shall survive termination of this Agreement.

     On Montezuma’s exercise of its option to enter the Operating Agreement in accordance with Section 8, C3’s and Montezuma’s obligations under this Section shall become obligations of the Joint Venture. C3 and Montezuma will not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and if any lien or encumbrance accrues against the Property by act or neglect of C3 or Montezuma, then the other, at its option, may pay and discharge the same, and if it elects so to do, the amounts paid by it shall be deemed to be Exploration and Development Work Expenditures. Either party may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement unless finally adjudicated to be valid and not discharged by it.

     Nothing in this Section shall preclude C3 or Montezuma from granting a lien or security interest in its respective interest in the Property or in the Joint Venture for the purpose of financing such party’s capital contributions or operations on the Property.

14. Termination by Montezuma and Surrender of Property. Montezuma may terminate this Agreement at any time. Termination of this Agreement shall be effective on Montezuma’s delivery of notice to C3, unless Montezuma’s termination notice recites a later date. If Montezuma terminates this Agreement, except by its election to enter the Joint Venture as provided in Section 8, Montezuma shall perform the following obligations:

     14.1 Montezuma shall make all payments and take all other actions necessary to ensure that at the date of such termination and without any action by C3 the Property shall be in good standing on the date of termination for a period of not less than six (6) months and, if the statutory or regulatory deadline for filing of notices and making of payments for the maintenance of the unpatented mining claims for the succeeding assessment year falls within such six (6) month period, Montezuma shall make the full payment for the succeeding year and C3 shall forthwith reimburse Montezuma for C3’s pro rata share of the balance of such succeeding year (being, for greater certainty, the period from the expire of such six (6) month period and expiring on the next anniversary date for such mining claims).

     14.2 Montezuma shall deliver to C3 copies of any and all title, geological, metallurgical, exploration, assay and engineering reports and data pertaining to the Property or related to operations (in paper or digital form), and splits of mineral samples and drill cores, which have not been previously delivered to C3. Montezuma shall have no obligation to deliver to C3 any database or software which Montezuma holds, owns or possesses in accordance with a license or other agreement which prohibits or restricts Montezuma’s authority to deliver copies of the same to any third party.

     14.3 Montezuma shall, at Montezuma's sole expense, perform or secure the performance of all reclamation and remediation arising from Montezuma’s operations on the Property during the term of this Agreement as required by all applicable laws and regulations.

     14.4 On Montezuma’s receipt of C3’s request, Montezuma shall remove all of its materials, supplies and equipment from the Property; provided, however, that C3 may retain or, at Montezuma’s cost, dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of Montezuma’s receipt of C3’s request.

14.5 Montezuma shall perform all obligations of Montezuma which expressly survive the termination of this Agreement.

15. Termination by C3. If Montezuma defaults in any of its obligations, C3 may give Montezuma written notice and specify the default or defaults. If within sixty (60) days Montezuma has not cured such default or, with respect to defaults not capable of being cured in sixty (60) days, begun and diligently pursued efforts to cure such default, C3 may terminate this Agreement by written notice to Montezuma. If Montezuma disputes that any default has occurred, the matter shall be determined by arbitration by a single arbitrator in accordance with the arbitration rules of the state of Nevada, and if the arbitrator finds Montezuma is in default, Montezuma shall have a reasonable time (which in any case shall not be less than sixty (60) days from receipt of notice of the decision) to cure such default, and if so cured, C3 shall have no right to terminate this Agreement by reason of such default.

16. Force Majeure. Notwithstanding any other provision of this Agreement, the term of this Agreement shall be extended by the duration of any event of force majeure, and the obligations of Montezuma under this Agreement, except Montezuma’s obligation to pay the costs of maintaining the condition of and title to the Property, shall be suspended and Montezuma shall not be deemed in default or liable for damages or other remedies while Montezuma is prevented from compliance with its obligations by force majeure. For purposes of this Agreement, force majeure shall include, but not be limited to, acts of God, the elements, riots, acts or failure to act on the part of federal or state agencies or courts, inability to obtain necessary permits, inability to secure equipment or qualified crews to operate equipment, materials or to obtain access to the Property, strikes, lockouts, damage to, destruction or unavoidable shutdown of necessary facilities, or any other matters (whether or not similar to those above mentioned) beyond Montezuma's reasonable control; provided, however, that force majeure shall not include financial inability to perform, and provided further that settlement of strikes or lockouts shall be entirely within the discretion of Montezuma. Montezuma shall promptly notify C3 of the occurrence of any force majeure event.

17. Effect of Termination. Except as otherwise provided in this Agreement, in case of termination of this Agreement under its terms or for any cause other than as a consequence of Montezuma and C3’s execution of the Operating Agreement, Montezuma shall have no further liability or obligation, except for those which have accrued at the date of termination, those specified in Section 13 concerning indemnification and those in Section 14.

18. Change in Ownership of Property. Changes in the ownership of the Property occurring after execution of this Agreement shall not be binding upon Montezuma until it receives written notice of such change, together with a copy of the recorded document which reflects such change. No change or division in the ownership of the Property shall operate to enlarge the obligations or diminish the rights of Montezuma under this Agreement.

19. Notice. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by facsimile or other electronic transmission and actually received by such party. Delivery of notice shall be effective on the sixth business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to C3:	C3 Resources Inc.
P.O. Box 1450
275 Third Street
Elko, NV 89803-1450

If to Montezuma:	Montezuma Mines Inc.
559 West Silver Street, Suite 301
Elko, NV 89801

20. Memorandum of Agreement. Concurrently on execution of this Agreement, C3 and Montezuma will execute a memorandum of agreement, in a form reasonably acceptable to both parties, covering the Property for purposes of recording.

21. Assignment. Subject to the provisions of this Section, either C3 or Montezuma may assign its rights under this Agreement to an affiliate or subsidiary controlled or owned by C3 or Montezuma (or their parent corporations), as applicable, or the parent corporation of C3 or Montezuma, as applicable, in whole or in part, provided such affiliate, subsidiary or parent delivers to the non-assigning party its agreement to be bound by this Agreement and should it cease to be an affiliate, subsidiary or parent it shall re-assign such interest to the assigning party, and this Agreement shall be binding upon and enure to the benefit of the parties, and their successors and assigns.

     If a party intends to transfer to a third party all or any part of its interest in the Property or in or under this Agreement, the transferring party shall notify the other party. A party may transfer all or any part of its interest in the Property or under this Agreement only as a distinct stand-alone transaction, and may not include its interest in the Property or in under this

Agreement in a proposed transfer which includes other contractual or property interests.

     The notice shall state all pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the agreement, contract, offer or other instrument governing the terms of the transfer. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency). The non-transferring party shall have thirty (30) days from the date it receives such notice to notify the transferring party that the non-transferring party elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as described in the transferring party’s notice. If the non-transferring party fails to elect within the period provided for in this Section, the transferring party shall have the time prescribed in the notice to consummate the transfer to a third party at a price upon terms no less favorable than those described in the notice.

     If the transferring party fails to consummate the transfer to a third party within the period described in the notice, the non-transferring party’s preferential right to acquire such offered interest shall be deemed to be revived.

     Any subsequent proposal by the transferring party to transfer its interest in the Property or in or under this Agreement shall be conducted in accordance with all of the procedures of this Section. Any attempted assignment by a party not in compliance with the foregoing requirements will be void and ineffective.

     A change of ‘control’ of, or the creation of a ‘control person’ in, the publicly traded parent of a party shall not be subject to the right of first refusal and other provisions in this paragraph. For the purposes hereof, ‘control’ shall mean the ownership, or ability to direct the voting, of more than 20% of the voting shares of such parent company and ‘control person’ shall be a person who, either individually or within a group of persons, exercises ‘control’.

22. Currency. In this Agreement, dollar amounts are expressed in lawful currency of the United States of America.

23.	Relationship of the Parties.

23.1 Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided. It is the express purpose and intention of the parties that their ownership of the Property and the rights acquired shall be as tenants in common.

     23.2 Without changing the effect of this Section, for U.S. tax purposes, the parties’ relationship under this Agreement and the Operating Agreement shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. The parties will execute and deliver such forms and instruments as are required under applicable law to effect Montezuma’s election. Montezuma shall be the Tax Matters Partner. Tax elections and allocations shall be made as provided in Exhibit C of the Operating Agreement.

     23.3 The parties agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

     23.4 The Tax Matters Partner shall prepare and shall file any tax returns or other tax forms required.

     23.5 Unless agreed to by all parties (or unless the transferring party indemnifies the other party from any and all increased liabilities), no party shall make a transfer which causes the termination of the tax partnership for federal income tax purposes formed pursuant to this Agreement.

24. Confidentiality. Subject to the provisions of this Section, the existence and terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the parties and shall not be disclosed by a party to any third party or to the public without the prior written consent of the other party. If a party is required under applicable laws or regulations or the rules of any stock exchange or stock listing association applicable to such party as measured by the standards of materiality applicable to such party to disclose any information obtained in connection with the performance of this Agreement, such party shall be entitled to make any required disclosure and shall notify the other party of the disclosure.

25. Governing Law. This Agreement, and the performance of the parties, shall be governed by the laws of the State of Nevada. The parties submit to jurisdiction and venue of any action concerning construction of this Agreement or enforcement of any of the rights and obligations of the parties under this Agreement in the Second Judicial District Court, Washoe County, Reno, Nevada.

26. Mediation and Arbitration. If a dispute arises from this Agreement or the performance or breach of this Agreement, the parties shall use the procedures prescribed in this Section. A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not meet within ten (10) days following a party’s delivery of notice of the dispute or if following the parties’ timely meeting the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association, the parties will jointly appoint a mutually acceptable mediator and, if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, to seek the assistance of the American Arbitration Association for the appointment of a mediator. The parties agree to confer with the mediator within twenty (20) days following the mediator’s appointment.

If the parties are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with this Section. Either party may initiate the arbitration procedure by delivering a demand for arbitration to the other party. The arbitration shall be conducted in accordance with Chapter 38 of the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association. If any arbitration, legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, arbitration or proceeding (excluding any attorneys’ fees or costs incurred in mediation), in addition to any other relief to which it or they may be entitled. The mediation and arbitration under this Section shall be carried out in Reno, Nevada.

Executed effective the Effective Date.

C3 Resources, Inc.	Montezuma Mines Inc.

By	By
Name	Name
Title	Title

			North Sleeper Project
			Exhibit A
			Description of Property
			Unpatented Mining Claims
			Humboldt County, Nevada

		NMC	Humboldt Doc Number
S310	1	950214	2007-4254
S310	2	950215	2007-4255
S310	3	950216	2007-4256
S310	4	950217	2007-4257
S310	5	950218	2007-4258
S310	6	950219	2007-4259
S310	7	950220	2007-4260
S310	8	950221	2007-4261
S310	9	950222	2007-4262
S310	10	950223	2007-4263
S310	11	950224	2007-4264
S310	12	950225	2007-4265
S310	13	950226	2007-4266
S310	14	950227	2007-4267
S310	15	950228	2007-4268
S310	16	950229	2007-4269
S310	17	950230	2007-4270
S310	18	950231	2007-4271
S310	19	950232	2007-4272
S310	20	950233	2007-4273
S310	21	950234	2007-4274
S310	22	950235	2007-4275
S310	23	950236	2007-4276
S310	24	950237	2007-4277
S310	25	950238	2007-4278
S310	26	950239	2007-4279
S310	27	950240	2007-4280
S310	28	950241	2007-4281
S310	29	950242	2007-4282
S310	30	950243	2007-4283
S310	31	950244	2007-4284
S310	32	950245	2007-4285
S310	33	950246	2007-4286
S310	34	950247	2007-4287
S310	35	950248	2007-4288
S310	36	950249	2007-4289
S310	37	950250	2007-4290
S310	38	950251	2007-4291
S310	39	950252	2007-4292
S310	40	950253	2007-4293
S310	41	950254	2007-4294

S310	42	950255	2007-4295
S310	43	950256	2007-4296
S310	44	950257	2007-4297
S310	45	950258	2007-4298
S310	46	950259	2007-4299
S310	47	950260	2007-4300
S310	48	950261	2007-4301
S310	49	950262	2007-4302
S310	50	950263	2007-4303
S310	51	995073	2008-6964
S310	52	995074	2008-6965	Notice change in sequence